Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2009 Fourth Quarter and Full Year Results

Fourth Quarter Net Income increased 21% Year-over-year from Margin Expansion

Fourth Quarter and Full Year Highlights:

  Fourth quarter net income of $43.9 million, increased 21% from $36.2 million in the fourth quarter 2008, resulting in record earnings per diluted share of $1.31, up 18% from the prior year period
  Fourth quarter 2009 sales of $471.8 million were down 10% from the 2008 fourth quarter. Full year 2009 sales of $1,565.9 million, decreased 20% from full year record 2008 sales
  Full year 2009 net income of $101.0 million decreased 14% from 2008, and full year 2009 diluted earnings per share of $3.05 decreased 13% from 2008
  Gross profit margin percentage for the fourth quarter and full year 2009 improved by 450 basis points and 220 basis points, respectively
  Factory inventory decreased 19% contributing to strong cash flow and a record year end cash balance of $140.2 million. North America dealer inventories decreased 24% at year end 2009 compared to the 2008 year end
  On January 21, 2010, Polaris declared a 3% increase in the regular quarterly cash dividend to $0.40 per share per quarter, marking the 15th consecutive year of increased dividends

MINNEAPOLIS--(BUSINESS WIRE)--January 28, 2010--Polaris Industries Inc. (NYSE:PII) today reported record net income of $1.31 per diluted share for the fourth quarter of 2009, an 18 percent increase from $1.11 per diluted share for the prior year period. Net income for the fourth quarter 2009 was $43.9 million, representing an increase of 21 percent from the prior year’s fourth quarter net income of $36.2 million. Sales for the quarter decreased 10 percent to $471.8 million, compared to last year’s fourth quarter sales of $523.6 million.

For the full year ended December 31, 2009, Polaris reported net income of $101.0 million, or $3.05 per diluted share, compared to $117.4 million, or $3.50 per diluted share, for the year ended December 31, 2008, representing a 13 percent decrease on a per diluted share basis. Sales for the full year 2009 totaled $1,565.9 million, a decrease of 20 percent compared to record sales of $1,948.3 million for the full year 2008.

“Our record fourth quarter earnings per share represent a fitting end to a challenging year for Polaris. Our team and businesses effectively balanced significant cost reductions with a relentless focus on innovation and winning the competitive battle, which enabled us to exceed expectations and position the business well for 2010. We are pleased with the retail sales and operational excellence momentum established during the fourth quarter 2009 and anticipate a return to growth in 2010,” commented Scott Wine, Chief Executive Officer of Polaris. “After a full year of weak retail sales demand across our business, we did experience improving trends throughout the second half and in the fourth quarter of 2009, largely driven by market share gains in our Off-Road Vehicle business. Our Victory motorcycle business also had strong retail sales growth and market share gains in the fourth quarter, demonstrating important progress in our plans to improve the Victory business.

“During 2009, we also expanded the gross profit margin percentage by 220 basis points despite a 20 percent decline in sales, and we were able to drive a 50 basis point improvement in net income margin to 6.5 percent for the year. Continued net margin expansion remains a key initiative for the Company for 2010 and going forward. Our fast reaction during the economic downturn and continued focus on operational excellence enabled us to support our dealers with reduced inventories and drive factory inventory down 19 percent.”

Wine continued, “Our strategic decision to drive aggressive cost reductions, while continuing to invest in the highest return opportunities, has positioned us well as for 2010. In the near-term, however, we do not anticipate a rapid recovery of the overall economic environment or the powersports industry. We expect consumer spending to remain weak throughout 2010 which will limit sales growth in both the U.S. and Europe. However, we have proven in the past that we can perform well in weak markets and difficult economies. In 2009, we again gained market share in most of our businesses, and we will continue to execute our global growth strategy and make growth happen in 2010 and beyond.”

2010 Business Outlook

Full year 2010 earnings are expected to be in the range of $3.15 to $3.30 per diluted share, an increase of three to eight percent compared to 2009 net income of $3.05 per diluted share. Full year 2010 net income is expected to increase in the range of seven to eleven percent over 2008 net income of $101.0 million. Net income is expected to increase at a higher percentage rate than diluted earnings per share as a result of an anticipated increase in the diluted shares outstanding throughout 2010 compared to 2009 due to the elimination of open market share repurchases in 2009, and the dilutive effect of an anticipated higher share price in 2010. Sales for the full year 2010 are expected to grow modestly, in the range of up one to up three percent. For the first quarter 2010, earnings are expected to be in the range of $0.45 to $0.47 per diluted share, compared to earnings of $0.26 per diluted share for the first quarter 2009, on projected sales of up one to three percent. First quarter 2009 earnings per share included a non-cash impairment charge of $9.0 million, pretax, or $0.18 per diluted share related to the Company’s investment in KTM.

Wine explained, “While our outlook reflects a steady, but muted economic recovery, Polaris has taken significant steps to position the Company well for 2010. Our balance sheet is strong with record cash balances and we continue to generate strong earnings and cash flow. Cost reduction initiatives are in place and we continue to realize significant benefits, which we believe will contribute to an expanded gross profit margin percentage and higher net income for full year 2010 over full year 2009. Our model year 2010 product introductions are being well received in the markets and, once again, the future product pipeline is full of exciting new products.”

Wine concluded, “A top priority for Polaris in 2010 will be to drive growth through the diversification of our business, while continuing to outperform and excel in our Off-Road Vehicle business. International growth will be a primary focus, as we allocate more focus and resources to our opportunities outside of the United States. We plan to expand our operational excellence initiatives, which will play a key role in our ongoing efforts to expand margins. In addition, 2010 will be an important year for our On-Road division as we accelerate our efforts to drive retail sales and profitable growth in our Victory motorcycle business. We will also accelerate growth in our new low emission vehicle product line. While we are prepared for another challenging year in the external environment, we have a solid foundation and strong momentum to deliver growth and improved results in 2010.”

Product line Sales	Fourth Quarter ended December 31,			Twelve Months ended December 31,
(in thousands)	2009	2008	Change	2009	2008	Change
Off-Road Vehicles	$282,816	$319,758	-12%	$1,021,128	$1,305,758	-22%
Snowmobiles	81,441	95,192	-14%	179,238	205,257	-13%
On-Road/Victory Motorcycles	19,139	21,847	-12%	52,811	93,600	-44%
Parts, Garments & Accessories	88,374	86,806	2%	312,710	343,639	-9%
Total Sales	$471,770	$523,603	-10%	$1,565,887	$1,948,254	-20%

Off-Road vehicles (“ORV”) sales during the fourth quarter 2009, which includes sales of both core ATVs (all-terrain vehicles) and RANGER™ side-by-side vehicles, decreased 12 percent from the fourth quarter 2008. This decrease reflects the ongoing weakness in the consumer retail environment, more dealers operating under the new Max Velocity Program (“MVP”), which inherently requires lower dealer inventory levels, and Polaris’ continued commitment to helping our dealers reduce their core ATV inventory. North American dealer inventories of ATVs were down significantly at year end 2009, declining 35 percent when compared to 2008 levels. North American retail sales for ORVs increased in the single digits percentage range for the 2009 fourth quarter with side-by-side retail sales increasing in the mid-teens and core ATV retail sales decreasing in the mid-single digit range for the quarter. The improvement in the retail sales trends is an indication of the acceptance in the marketplace of the Company’s new product introductions in recent years and market share gains. An example of the Company’s continued aggressive new product development is the recent introduction of the world’s first 4-seat sport side-by-side, the new Robby Gordon Edition RZR 4 released in January 2010. Sales of ORV to customers outside of North America increased 21 percent in the fourth quarter 2009, when compared to the fourth quarter 2008, primarily due to the weak US dollar and positive mix benefit as more higher priced side-by-side vehicles were shipped during the 2009 fourth quarter compared to the prior year.

Snowmobile sales decreased 14 percent for the 2009 fourth quarter compared to the fourth quarter 2008. The decrease reflects the continued weakness in the consumer retail environment.

Sales of the On-Road division, which primarily consists of Victory motorcycles, decreased 12 percent during the fourth quarter of 2009 when compared to the same period in 2008. The decrease reflects the continued weak heavyweight cruiser and touring motorcycle industry and the Company’s continued planned reduction in shipments of Victory motorcycles to dealers in North America to assist their efforts to further reduce inventory levels. North American dealer inventory of Victory motorcycles is 27 percent lower at year end 2009 compared to 2008 levels. Victory motorcycles had strong retail sales during the fourth quarter, increasing in the low thirty percent range, a reflection of the initial acceptance of the new model year 2010 motorcycles and more focused attention on growing retail sales. During the 2009 fourth quarter, Polaris continued to ship its new electric powered low emission vehicle, the Polaris Breeze™, to its new neighborhood vehicle dealer channel in master planned communities in the Sunbelt region of the U.S.

Parts, Garments, and Accessories (“PG&A”) sales increased two percent during the fourth quarter 2009 compared to the same period last year due to increased snowmobile and RANGER™ side-by-side related PG&A sales.

Gross profit as a percentage of sales was 27.3 percent for the fourth quarter of 2009, an increase of 450 basis points from 22.8 percent for the fourth quarter of 2008. Gross profit dollars increased eight percent to $128.6 million for the fourth quarter 2009 compared to $119.2 million for the fourth quarter of 2008. The increase in gross profit dollars and the 450 basis points increase in the gross profit margin percentage in the fourth quarter 2009 resulted primarily from continued product cost reduction efforts, lower commodity costs, higher selling prices and favorable currency movements.

Operating expenses for the fourth quarter 2009 decreased six percent to $63.9 million compared to $68.2 million for the fourth quarter of 2008. Operating expenses in absolute dollars for the fourth quarter 2009 decreased $4.3 million primarily due to continued operating cost control measures, which were partially offset by increased incentive compensation plan expenses in part due to the higher price of Polaris’ stock as compared to the prior year. Operating expenses as a percentage of sales were 13.6 percent for the fourth quarter 2009, compared to 13.0 percent in the fourth quarter of 2008. The increase in the operating expense percentage to sales is primarily due to the higher incentive compensation plan expenses in the fourth quarter 2009.

Income from financial services increased 20 percent to $4.8 million during fourth quarter 2009 from $4.0 million in the fourth quarter of 2008. The increase was primarily due to higher interest rates paid to Polaris Acceptance by both Polaris and its dealers during the 2009 fourth quarter.

Interest expense decreased to $0.9 million for the fourth quarter 2009, from $1.8 million for the fourth quarter 2008, due to lower interest rates and lower average borrowings on the Company’s credit facility during the 2009 fourth quarter as compared to the same period of 2008.

Non-operating other expense was $2.7 million in the fourth quarter of 2009, as compared to $2.8 million of income in the fourth quarter of 2008. The change in the 2009 fourth quarter was primarily due to the weakening U.S. dollar and the resulting effects on the Canadian dollar and other international currency hedging activities and foreign currency transactions related to the Company’s foreign subsidiaries.

The Income tax provision for the fourth quarter 2009 was recorded at a rate of 33.3 percent of pretax income compared to 35.3 percent of pretax income for the fourth quarter 2008. The lower income tax rate in the fourth quarter 2009 is primarily due to a higher amount of favorable tax events in the fourth quarter 2009 compared to the fourth quarter 2008.

Financial position and cash flow

Borrowings under the credit agreement were $200.0 million at December 31, 2009 and 2008. Cash and cash equivalents improved to $140.2 million at December 31, 2009 compared to $27.1 million for the same period last year. Factory inventory declined 19 percent to $179.3 million in the fourth quarter 2009 compared to the fourth quarter 2008.

For the year ended December 31, 2009, $193.2 million in net cash was provided by operating activities compared to $175.8 million in net cash provided by operating activities during for the full year 2008. A decrease in inventories, accounts receivable and current deferred tax assets for the 2009 full year period, offset partially by a decrease in accounts payable and accrued liabilities, were the primary reasons for the increase in the full year 2009 cash flow provided by operating activities compared to the prior year period. Net cash used for investing activities decreased to $29.7 million during the 2009 full year compared to $69.7 million in 2008, due primarily to reduced capital expenditures. Net cash flow used for financing activities was $50.4 million for full year 2009, compared to $142.2 million for 2008, primarily due to in the elimination of open market share repurchase activity in 2009. The Company paid dividends during the full year 2009 totaling $50.2 million, compared to $49.6 million for the full year 2008. The Company recently announced a three percent increase in the regular quarterly cash dividend, which represents the 15th consecutive year of Polaris increasing its dividend, effective with the 2010 first quarter dividend payment.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ fourth quarter 2009 earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site prior to the beginning of the conference call. To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #93142260.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 Internationally.

About Polaris

With annual 2009 sales of $1.6 billion, Polaris designs, engineers, manufactures and markets off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use and has recently introduced a new on-road electric powered neighborhood vehicle.

Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are making in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2010 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Sales	$471,770	$523,603	$1,565,887	$1,948,254
Cost of Sales	343,160	404,358	1,172,668	1,502,546
Gross profit	128,610	119,245	393,219	445,708
Operating expenses
Selling and marketing	27,769	32,985	111,137	137,035
Research and development	15,872	18,341	62,999	77,472
General and administrative	20,285	16,902	71,184	69,607
Total operating expenses	63,926	68,228	245,320	284,114

Income from financial services	4,779	3,996	17,071	21,205
Operating Income	69,463	55,013	164,970	182,799

Non-operating Expense (Income):
Interest expense	906	1,794	4,111	9,618
Impairment charge on securities held for sale	-	-	8,952	-
Other expense (income), net	2,735	(2,822)	733	(3,881)
Income before income taxes	65,822	56,041	151,174	177,062

Provision for Income Taxes	21,912	19,801	50,157	59,667
Net Income	$43,910	$36,240	$101,017	$117,395

Basic Net Income per share	$1.35	$1.13	$3.12	$3.58

Diluted Net Income per share	$1.31	$1.11	$3.05	$3.50

Weighted average shares outstanding:
Basic	32,526	32,112	32,399	32,770
Diluted	33,502	32,661	33,074	33,564

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification
(In Thousands)	December 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$140,240	$27,127
Trade receivables, net	90,405	98,598
Inventories, net	179,315	222,312
Prepaid expenses and other	20,638	14,924
Income taxes receivable	-	4,521
Deferred tax assets	60,902	76,130
Total current assets	491,500	443,612

Property and equipment, net	194,416	215,637
Investments in finance affiliate	41,332	51,565
Investments in manufacturing affiliates	10,536	15,641
Goodwill, net	25,869	24,693
Total Assets	$763,653	$751,148

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$75,657	$115,986
Accrued expenses:
Compensation	55,313	56,567
Warranties	25,520	28,631
Sales promotions and incentives	67,055	75,211
Dealer holdback	72,229	80,941
Other	38,748	42,274
Income taxes payable	6,702	3,373
Current liabilities of discontinued operations	1,850	1,850
Total current liabilities	343,074	404,833

Long term income taxes payable	4,988	5,103
Deferred income taxes	11,050	4,185
Borrowings under credit agreement	200,000	200,000
Total liabilities	$559,112	$614,121

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 32,648 and 32,492 shares issued and outstanding	$326	$325
Additional paid-in capital	—	—
Retained earnings	201,391	140,559
Accumulated other comprehensive income (loss), net	2,824	(3,857)
Total shareholders' equity	$204,541	$137,027

Total Liabilities and Shareholders' Equity	$763,653	$751,148

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For the Years Ended
(In Thousands)	December 31,
(Unaudited)	2009	2008

Operating Activities:
Net income	$101,017	$117,395
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash impairment charge on securities held for sale	8,952	—
Depreciation and amortization	64,594	66,112
Noncash compensation	10,226	18,558
Noncash income from financial services	(4,021)	(4,604)
Noncash loss from manufacturing affiliates	382	157
Deferred income taxes	22,092	(966)
Changes in current operating items:
Trade receivables	8,192	(15,714)
Inventories	42,997	(3,970)
Accounts payable	(40,329)	25,941
Accrued expenses	(24,759)	(7,469)
Income taxes payable	7,735	(9,504)
Prepaid expenses and others, net	(3,877)	(9,730)
Net cash provided by continuing operations	193,201	176,206
Net cash flow used for discontinued operations	-	(452)
Net cash provided by operating activities	193,201	175,754

Investing Activities:
Purchase of property and equipment	(43,932)	(76,575)
Investments in finance affiliate, net	14,254	6,840
Net cash (used for) investing activities	(29,678)	(69,735)

Financing Activities:
Borrowings under credit agreement	364,000	786,000
Repayments under credit agreement	(364,000)	(786,000)
Repurchase and retirement of common shares	(4,556)	(107,167)
Cash dividends to shareholders	(50,177)	(49,602)
Tax effect of proceeds from stock based compensation exercises	(410)	1,731
Proceeds from stock issuances under employee plans	4,733	12,865

Net cash (used for) financing activities	(50,410)	(142,173)

Net increase (decrease) in cash and cash equivalents	113,113	(36,154)

Cash and cash equivalents at beginning of period	27,127	63,281

Cash and cash equivalents at end of period	$140,240	$27,127

Supplemental Cash Flow Information
Interest paid on debt borrowings	$3,966	$9,614
Income taxes paid	$29,039	$70,205